Registration No. 333-90026

As filed with the Securities and Exchange Commission on March 5, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-90026

UNDER

THE SECURITIES ACT OF 1933

DELTIC TIMBER CORPORATION

(n/k/a PotlatchDeltic Timber, LLC)

(Exact name of registrant as specified in its charter)

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 W. First Ave., Ste. 1600

Spokane, WA 99201

509-835-1500

(Address, including zip code and telephone number, of principal executive offices)

Deltic Timber Corporation 2002 Stock Incentive Plan

(Full title of the plans)

Lorrie D. Scott, Esq.

Vice President, General Counsel & Corporate Secretary

PotlatchDeltic Timber, LLC

601 W. First Avenue

Spokane, WA 99201

509-835-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

DEREGISTRATION

This Post-Effective Amendment (this “Post-Effective Amendment”) to Registration Statement No. 333-90026 on Form S-8 (the “Registration Statement”) of Deltic Timber Corporation (n/k/a PotlatchDeltic Timber, LLC) (the “Registrant”) previously filed with the Securities and Exchange Commission (the “SEC”) registering 1,800,000 shares of common stock, par value $0.01 per share, of the Registrant issuable under the Registrant’s 2002 Stock Incentive Plan is being filed to terminate all offerings under the Registration Statement and deregister any and all securities that remain unsold pursuant to the Registration Statement.

Effective February 20, 2018 (the “Effective Date”), the Registrant was merged into a wholly owned subsidiary of Potlatch Corporation (the “Transaction”). As a result of the Transaction, the Registrant terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking contained in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities previously registered but unsold under the Registration Statement as of the Effective Date and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on February March 5, 2018.

POTLATCHDELTIC TIMBER, LLC, as successor to DELTIC TIMBER CORPORATION

By:	/s/ Lorrie D. Scott
Lorrie D. Scott, Esq.
Vice President, General Counsel & Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.